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                     RAILTEX, INC. AND SUBSIDIARIES                 EXHIBIT 11.1
                      COMPUTATION OF NET INCOME PER SHARE
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                                                        FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                                        ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                                        --------------------     -------------------
                                                         1995         1996        1995         1996
                                                        -------      -------     -------      ------
PRIMARY EARNINGS PER SHARE CALCULATION:
---------------------------------------

Net income.................................            $ 2,054      $ 2,308     $ 4,427      $ 7,113
                                                       =======      =======     =======      =======
Weighted average number of common stock and
 common stock equivalents outstanding:
  Weighted average number of shares of
   common stock outstanding................              9,090        9,110       8,624        9,110
  Weighted average number of common
   stock equivalents applicable to stock
   options.................................                120          121         169          120
  Common stock and common stock                        -------      -------     -------      -------
   equivalents.............................              9,210        9,231       8,793        9,230
                                                       =======      =======     =======      =======
  Earnings per share - primary.............            $  0.22      $  0.25     $  0.50      $  0.77
                                                       =======      =======     =======      =======

FULLY DILUTED EARNINGS PER SHARE
--------------------------------
 CALCULATION:
 ------------

Net income.................................             $2,054       $2,308      $4,427       $7,113
                                                        ======       ======      ======       ======
Weighted average number of common stock and
 common stock equivalents outstanding:
  Weighted average number of shares of
   common stock outstanding................              9,090        9,110       8,624        9,110
  Weighted average number of common
   stock equivalents applicable to stock
   options.................................                120          122         169          122
                                                        ------       ------      ------       ------
   Common stock and common stock equivalents
    assuming full dilution.................              9,210        9,232       8,793        9,232
                                                        ======       ======      ======       ======
  Earnings per share - fully diluted (1)...             $ 0.22       $ 0.25      $ 0.50       $ 0.77
                                                        ======       ======      ======       ======
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(1)  This calculation is submitted in accordance with item 601(b)11 of regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.